Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-218913) pertaining to the CIBC Bank USA Savings, Retirement & Employee Stock Ownership Plan of CIBC Bancorp USA Inc. of our report dated June 26, 2018, with respect to the financial statements and schedule of the CIBC Bank USA Savings, Retirement & Employee Stock Ownership Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Chicago, Illinois

June 26, 2018